Exhibit 99.1
News Release
JBT Corporation
70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports Third Quarter 2011 Results and Announces Share Repurchase Program

Third Quarter Highlights (Continuing Operations):

o	Revenue of $230 million up 6 percent versus the same period in 2010

o	Diluted earnings per share from continuing operations of $0.28

o	Debt, net of cash, of $116 million decreased $24 million from second quarter 2011 level

o	Revised full-year diluted earnings per share guidance range to $1.30-$1.36

o	Board of Directors authorizes share repurchase program up to $30 million

CHICAGO, November 1, 2011—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported third quarter 2011 results.  In addition, the Company announced that its Board of Directors has authorized the repurchase of up to $30 million of the Company’s common stock through December 31, 2014.

Revenue for the quarter was $230.3 million, up 6 percent from the prior-year quarter while operating income declined 13 percent, reflecting continued margin pressure in the JBT FoodTech segment.  Third quarter diluted earnings per share from continuing operations was $0.28, down $0.04 from the prior-year quarter.  Diluted earnings per share including discontinued operations for the quarter was $0.27.  Debt, net of cash, was $116.1 million, an improvement of $23.7 million from the second quarter of 2011, reflecting strong cash flow generated by operations in the third quarter.  Inbound orders of $211.8 million and backlog of $310.6 million were down 12 percent and 9 percent, respectively, from the same period last year.

“We are pleased with AeroTech’s continued strong performance and with the strong cash flow generated in the quarter.  FoodTech’s operating margin in the quarter was unfavorable due to the persistent strength of the Swedish Krona as well as higher expense levels within the fruit processing equipment business.  We expect FoodTech margins to improve sequentially in our seasonally strongest fourth quarter, followed by year-over-year improvement in 2012 as we continue to pursue cost reduction initiatives,” said Charlie Cannon, Chairman and Chief Executive Officer.  “Although third quarter inbound levels for AeroTech were lower than last year, order activity remains quite healthy.  However, we are experiencing order delays in certain FoodTech markets.  Considering the continued margin pressure and order delays in the FoodTech segment, we are lowering our full-year guidance range to $1.30 - $1.36.”

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“Our Board of Directors has authorized a share repurchase program, supporting our confidence in the Company’s financial strength and our commitment to delivering shareholder value.  We remain focused on executing our 4G strategy of expanding our technology leadership, capturing emerging market growth, growing our aftermarket business and improving our profit margin,” concluded Cannon.

JBT FoodTech

JBT FoodTech’s third quarter revenue of $129.5 million increased 4 percent.  Higher revenue from fruit processing equipment and favorable foreign currency translation was partially offset by lower shipments of freezing equipment in North America primarily due to continued soft demand.  JBT FoodTech’s operating profit of $8.2 million declined 31 percent from the prior-year quarter, and its operating margin of 6.3% percent decreased 310 basis points.  The decline was primarily due to higher cost of sales resulting from a stronger Swedish Krona and higher materials costs within the fruit processing equipment business.  JBT FoodTech inbound orders of $126.1 million were essentially flat year-over-year, but were up 5 percent in constant currencies.  Higher activity in the sterilization business was partially offset by order delays for freezing and protein processing equipment.  Backlog of $127.6 million increased 9 percent, or 10 percent in constant currencies, from the prior-year period.

JBT AeroTech

JBT AeroTech’s third quarter revenue of $98.5 million increased 13 percent from the same period in 2010, as strong inbound activity from prior periods continued to convert into revenue across all product lines.  Operating profit for the quarter was $8.7 million, up 40 percent year-over-year, and operating margin was 8.8 percent, up 170 basis points from the prior-year quarter.  This favorable performance was due primarily to the higher sales volume and associated operating leverage.  Inbound orders totaled $83.4 million, a decline of 22 percent from the prior-year quarter, and backlog of $183.0 million was down 19 percent year-over-year.  The unfavorable comparisons for both inbound and backlog were due to timing of large orders booked in the prior-year period.

Corporate Items

Corporate items excluding net interest expense were $2.6 million, up $1.1 million year-over-year, largely driven by expenses incurred for margin improvement initiatives, higher healthcare costs and LIFO expenses associated with projected higher year-end cost inflation.

Cash provided by operating activities in the quarter was $31.0 million, which included the funding of $8.3 million to the Company’s U.S. pension plans.  The Company ended the quarter with debt, net of cash, of $116.1 million, an improvement of $23.7 million from the end of the second quarter of 2011.  Net interest expense for the quarter was $1.5 million, a reduction of $0.5 million from the prior-year quarter, reflecting a lower debt level and lower interest rates.

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The year-to-date tax rate from continuing operations was 35.2 percent.

Capital expenditures for the quarter totaled $4.5 million, and depreciation and amortization totaled $6.4 million.

Share Repurchase Program

On October 27, 2011, the Company’s Board of Directors authorized a share repurchase program for up to $30 million of JBT Corporation’s common stock through December 31, 2014.  The Company intends to enter into a 10b5-1 plan in the fourth quarter.  The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors.

2011 Outlook

The Company is revising its full-year 2011 earnings from continuing operations guidance to $1.30 - $1.36 per diluted share, reflecting year-to-date performance, continued FoodTech operating margin compression and softening market conditions for some of its FoodTech markets.

Third Quarter Earnings Conference Call

The Company will hold a conference call at 10:00 AM EDT on Wednesday, November 2, 2011 to discuss the third quarter 2011 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 16831450, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 PM EDT on November 2, 2011.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$230.3	$216.5	$684.3	$593.8
Cost of sales	173.1	160.3	516.1	436.3

Gross profit	57.2	56.2	168.2	157.5

Selling, general and administrative expense	37.8	36.0	113.3	106.6
Research and development expense	4.5	4.5	14.3	13.1
Other expense (income), net	0.6	(0.8)	(0.4)	(1.0)

Operating income	14.3	16.5	41.0	38.8

Net interest expense	(1.5)	(2.0)	(4.9)	(5.9)
Income from continuing operations before income taxes	12.8	14.5	36.1	32.9
Provision for income taxes	4.7	5.1	12.7	11.4
Income from continuing operations	8.1	9.4	23.4	21.5
Loss from discontinued operations, net of taxes	-	-	(0.1)	-
Net income	$8.1	$9.4	$23.3	$21.5

Basic earnings per share:
Income from continuing operations	$0.28	$0.33	$0.81	$0.76
Loss from discontinued operations	-	-	-	-
Net income	$0.28	$0.33	$0.81	$0.76

Diluted earnings per share:
Income from continuing operations	$0.28	$0.32	$0.80	$0.74
Loss from discontinued operations	(0.01)	-	(0.01)	-
Net income	$0.27	$0.32	$0.79	$0.74

Weighted average shares outstanding
Basic	28.8	28.3	28.8	28.2
Diluted	29.4	29.2	29.3	29.1

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue

JBT FoodTech	$129.5	$124.8	$390.7	$361.9
JBT AeroTech	98.5	86.9	288.2	226.3
Other revenue (1) and intercompany eliminations	2.3	4.8	5.4	5.6
Total revenue	$230.3	$216.5	$684.3	$593.8

Income before income taxes

Segment operating profit
JBT FoodTech	$8.2	$11.8	$27.9	$35.6
JBT AeroTech	8.7	6.2	24.0	14.9
Total segment operating profit	16.9	18.0	51.9	50.5

Corporate items
Corporate expense	(4.4)	(4.3)	(12.2)	(12.0)
Other income, net (2)	1.8	2.8	1.3	0.3
Net interest expense	(1.5)	(2.0)	(4.9)	(5.9)
Total corporate items	(4.1)	(3.5)	(15.8)	(17.6)

Income from continuing operations before income taxes	$12.8	$14.5	$36.1	$32.9

(1) Other revenue comprises certain gains and losses related to foreign exchange exposure.

(2) Other income, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations. Restructuring costs included in other income, net were:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

JBT FoodTech	0.1	-	1.3	0.9
JBT AeroTech	-	-	-	-
Total	0.1	-	1.3	0.9

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Inbound Orders

JBT FoodTech	$126.1	$127.1	$414.9	$382.1
JBT AeroTech	83.4	107.6	287.8	337.0
Other and intercompany eliminations	2.3	4.8	5.4	5.8

Total inbound orders	$211.8	$239.5	$708.1	$724.9

	September 30,
	2011	2010
Order Backlog

JBT FoodTech	$127.6	$116.9
JBT AeroTech	183.0	225.4

Total order backlog	$310.6	$342.3

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$20.1	$13.7
Trade receivables, net	158.9	192.7
Inventories	139.9	106.7
Other current assets	37.4	43.3
Total current assets	356.3	356.4

Property, plant and equipment, net	125.2	128.7
Other assets	94.9	97.1
Total assets	$576.4	$582.2

Accounts payable, trade and other	$84.9	$86.3
Advance payments and progress billings	67.1	52.4
Other current liabilities	95.6	103.3
Total current liabilities	247.6	242.0

Long-term debt, less current portion	134.3	145.4

Accrued pension and other postretirement benefits, less current portion	61.2	73.0
Other liabilities	27.7	28.8
Common stock, paid-in capital and retained earnings	150.4	132.3
Accumulated other comprehensive loss	(44.8)	(39.3)
Total stockholders' equity	105.6	93.0
Total liabilities and stockholders' equity	$576.4	$582.2

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30,
	2011	2010

Cash Flows From Operating Activities:
Income from continuing operations	$23.4	$21.5

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	18.3	17.1
Other	6.1	1.5

Changes in operating assets and liabilities:
Trade accounts receivable, net	31.9	(12.2)
Inventories	(37.0)	(23.5)
Accounts payable, trade and other	0.5	12.9
Advance payments and progress billings	16.4	5.1
Other - assets and liabilities	(15.4)	(16.4)

Cash provided by continuing operating activities	44.2	6.0

Cash required by discontinued operating activities	(0.4)	(0.1)

Cash Flows From Investing Activities:
Acquisitions	-	(0.4)
Capital expenditures	(15.2)	(13.4)
Other	(0.8)	0.9

Cash required by continuing investing activities	(16.0)	(12.9)

Cash Flows From Financing Activities:
Net proceeds on credit facilities	(10.7)	12.7
Dividends paid	(6.4)	(6.2)
Other	(3.1)	(1.7)

Cash (required) provided by financing activities	(20.2)	4.8

Effect of foreign exchange rate changes on cash and cash equivalents	(1.2)	0.3

Increase (decrease) in cash and cash equivalents	6.4	(1.9)

Cash and cash equivalents, beginning of period	13.7	14.4

Cash and cash equivalents, end of period	$20.1	$12.5